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Pricing Supplement dated June 5, 2000                            Rule #424(b)(3)
(To Prospectus dated April 6, 2000)                           File No. 333-33136

                                  ADVANTA CORP.

                          For use only by residents of:
            CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR and PA

                            ADVANTA INVESTMENT NOTES

                        PRINCIPAL AMOUNT                  PRINCIPAL AMOUNT
                        $5,000 - $49,999                    $50,000 PLUS

                                     Annual                            Annual
                                  Percentage                         Percentage
  Term        Interest Rate          Yield*         Interest Rate      Yield*
  ----        -------------          -----          -------------      ------
91 days            8.16%              8.50%              8.16%          8.50%
6 month            9.85%             10.35%             10.08%         10.60%
12 month          10.44%             11.00%             10.66%         11.25%
18 month          10.53%             11.10%             10.75%         11.35%
24 month          10.89%             11.50%             11.11%         11.75%
30 month          10.93%             11.55%             11.15%         11.79%
48 month          10.97%             11.59%             11.20%         11.85%
60 month          11.02%             11.65%             11.24%         11.89%

                    REDIRESERVE VARIABLE RATE CERTIFICATES**
                                                            Annual
                                                          Percentage
                  Tier               Interest Rate          Yield*
                  ----               -------------          ------
             $100 to $4,999              5.25%              5.39%
           $5,000 to $24,999             8.25%              8.60%
           $25,000 to $49,999            8.50%              8.87%
              $50,000 plus               8.75%              9.14%

                            Minimum Investment $5,000

                               RECENT DEVELOPMENTS

         On June 2, 2000 Advanta Corp. (the "Company" or "Advanta") announced that its banking subsidiaries, Advanta National Bank and Advanta Bank Corp., have each reached agreements with their respective bank regulatory agencies, primarily relating to

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the banks' subprime lending operations. The agreements outline a series of steps to modify processes, many of which the banks have already begun, and formalize and document certain practices and procedures for the banks' subprime lending operations. The agreements establish temporary asset and deposit growth limits, restrictions on taking brokered deposits, and require that Advanta National Bank maintain its current capital ratios.

         The agreements also provide that the Company will change its charge-off policy for delinquent mortgages to 180 days (which are presently reserved for) and modify its accounting processes and methodology for its allowance for loan losses and valuation of residual assets. The Company is in the process of evaluating the impact of the agreements on its income for the balance of year. The Company anticipates that the limitations and restrictions imposed by the agreements will have an impact on the Company's loan volume and results in the near term.

         On May 17, 2000 the Company announced that it is evaluating strategic alternatives to maximize shareholder value of its Mortgage and Leasing businesses.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED APRIL 6, 2000, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

** The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).
                            FOR MORE INFORMATION CALL
                                 1-800-223-7074